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                           N E W S   R E L E A S E
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                                                           FOR IMMEDIATE RELEASE

FIRST MISSISSIPPI CORP. ANNOUNCES SPINOFF, PLANS TO MERGE
     FERTILIZER OPERATIONS WITH MISSISSIPPI CHEMICAL CORP.


JACKSON, MISS. (AUGUST 28, 1996) First Mississippi Corp. (NYSE: FRM) today announced that its board of directors has approved the disposition of the company's fertilizer operations via merger with Mississippi Chemical Corp. (NASDAQ: MISS). The transaction, utilizing a structure commonly referred to as a "Morris Trust," will occur in two steps: first, the tax-free spinoff to shareholders of the company's chemicals and related businesses in the form of a new publicly traded company that will retain the First Mississippi name; and second, the tax-free merger of the company's remaining fertilizer operations with Mississippi Chemical.

     In the merger, First Mississippi stockholders will receive, subject to some adjustment, approximately 6.9 million shares of Mississippi Chemical stock, or 0.335 shares of Mississippi Chemical stock for each share of First Mississippi stock. At closing First Mississippi's debt will be refinanced and increased to approximately $150 million, and will be assumed by Mississippi Chemical in the merger. Cash on hand after this refinancing, estimated at between $50 million and $60 million, will be transferred to the spun-off chemical company, which will be debt free. Based on yesterday's closing price for Mississippi Chemical stock, the transaction represents a combined value in debt and equity of $297 million for First Mississippi's fertilizer business, or approximately $14.40 per First Mississippi share.

     The transaction is subject to approval by the stockholders of both First Mississippi and Mississippi Chemical, legal opinions that the spinoff and merger are tax free, and customary regulatory approvals. It is expected that the transaction will be consummated prior to the end of the calendar year.

     "We believe prospects for continued growth in chemicals revenues and earnings are good," said J. Kelley Williams, chairman and chief executive officer of First Mississippi. "We hope that the combined value of the chemicals business and the stock of Mississippi Chemical




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received by shareholders will exceed the value of First Mississippi alone as presently structured," he said.

     First Mississippi's fertilizer operations include AMPRO Fertilizer, Inc. and Triad Chemicals, Inc., a 50 percent joint venture with Mississippi Chemical. In fiscal 1996, AMPRO produced 490,791 tons anhydrous ammonia and currently has an expansion under way that will increase ammonia production by about 125,000 tons annually. Triad produced 464,022 tons anhydrous ammonia and 557,270 tons urea. Both plants are located in a production and storage complex on the Mississippi River near Donaldsonville, La. Operations also include interest in ammonia barges on the Mississippi River and an ammonia terminal and related facilities in Pasadena, Texas.

     First Mississippi's fiscal 1996 fertilizer operating profits were $65.8 million on sales of $224 million.

     First Mississippi Corp. produces chemicals for industry and agriculture, and related products and services. Mississippi Chemical Corp., a major manufacturer of fertilizers, produces and markets all three primary crop nutrients.


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CONTACT:
Jim McArthur
Secretary and Manager, Investor Relations
601/948-7550




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